UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2007 (February 20, 2007)

BANCORP RHODE ISLAND, INC.

(Exact name of registrant as specified in its charter)

Rhode Island

(State or other jurisdiction of incorporation)

333-33182	05-0509802
(Commission File Number)	(IRS Employer Identification Number)

One Turks Head Place, Providence, Rhode Island 02903

(Address of principal executive offices)

(401) 456-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.02.	Compensatory Arrangements of Certain Officers.

On February 20, 2006, Bancorp Rhode Island, Inc. (the “Registrant”) and Bank Rhode Island, the Registrant’s wholly owned subsidiary (the “Bank”) entered into amended and restated employment agreements with Merrill W. Sherman, President and Chief Executive Officer of the Registrant and the Bank, Linda H. Simmons, Treasurer and Chief Financial Officer of the Registrant and the Bank, James V. DeRentis, Vice President of the Registrant and Executive Vice President and Chief Business Officer of the Bank, and Jeffrey W. Angus, Vice President of the Registrant and Executive Vice President and Chief Operating Officer of the Bank. The principal changes contained in the amended and restated agreements include (i) an increase in the normal severance benefit payable to Ms. Simmons and Mr. Angus from 9 to 12 months and the elimination of the off-set for compensation earned from other employment during any severance period, (ii) the provision of outplacement services for executives other than Ms. Sherman, (iii) the provision of office space and an executive assistant to Ms. Sherman for 12 months following a change in control, (iv) payment of each executive’s pro rata target bonus for the year of a change in control and (v) a change in the definition of the bonus component in the change in control benefit to “target bonus” in the year of the change in control as compared to the current definition (highest of last three years for Ms. Sherman and last two years for the other executives). Each of the amended and restated employment agreements also contains a requirement that the executive sign a release and waiver against the Registrant and the Bank prior to the payment of severance or change in control benefits.

Item 9.01.	Financial Statements and Exhibits
(c)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP RHODE ISLAND, INC.

By:	/s/ Linda H. Simmons

____________________________________________

Linda H. Simmons

Chief Financial Officer

Date: February 20, 2007